SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                AMENDMENT NO. 1

                                       to

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          GT Interactive Software Corp.
                          -----------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
                          ----------------------------
                         (Title of Class of Securities)


                                   36236E 10 9
                                   -----------
                                 (CUSIP Number)

                                   ----------



                               Page 1 of 21 Pages

                                                              AMENDMENT NO. 1 TO
                                                                    SCHEDULE 13G

CUSIP No. 36236E 10 9                                         Page 2 of 21 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Stanley Cayre

--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]

                                                              (b)     [X]

--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      3,775,595
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         3,775,595
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         Not Applicable

--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         3,775,595

--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]

--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         5.7%

--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
                  IN
--------------------------------------------------------------------------------

                                                              AMENDMENT NO. 1 TO
                                                                    SCHEDULE 13G

CUSIP No. 36236E 10 9                                         Page 3 of 21 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Stanley Cayre Grantor Retained Annuity Trust
                    u/a/d 12/12/95, Frieda Cayre, Trustee
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]

                                                              (b)     [X]

--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      114,658
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         114,658
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         Not Applicable

--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         114,658

--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]

--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.2%

--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
                  OO
--------------------------------------------------------------------------------

                                                              AMENDMENT NO. 1 TO
                                                                    SCHEDULE 13G

CUSIP No. 36236E 10 9                                         Page 4 of 21 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Jack S. Cayre Irrevocable Grantor Trust u/a/d 2/23/95,
                    Frieda Cayre, Trustee
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]

                                                              (b)     [X]

--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      1,434,848
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         1,434,848
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         Not Applicable

--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         1,434,848

--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]

--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         2.2%

--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
                  OO
--------------------------------------------------------------------------------

                                                              AMENDMENT NO. 1 TO
                                                                    SCHEDULE 13G

CUSIP No. 36236E 10 9                                         Page 5 of 21 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Amin Cayre Irrevocable Grantor Trust u/a/d 2/23/95,
                    Frieda Cayre, Trustee
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]

                                                              (b)     [X]

--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      1,426,848
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         1,426,848
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         Not Applicable

--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         1,426,848

--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]

--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         2.2%

--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
                  OO
--------------------------------------------------------------------------------

                                                              AMENDMENT NO. 1 TO
                                                                    SCHEDULE 13G

CUSIP No. 36236E 10 9                                         Page 6 of 21 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  David Cayre Irrevocable Grantor Trust u/a/d 2/23/95,
                    Frieda Cayre, Trustee
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]

                                                              (b)     [X]

--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      704,658
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         704,658
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         Not Applicable

--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         704,658

--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]

--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         1.1%

--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
                  OO
--------------------------------------------------------------------------------

                                                              AMENDMENT NO. 1 TO
                                                                    SCHEDULE 13G

CUSIP No. 36236E 10 9                                         Page 7 of 21 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Robert Cayre Irrevocable Grantor Trust u/a/d 2/23/95,
                    Frieda Cayre, Trustee
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]

                                                              (b)     [X]

--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      704,658
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         704,658
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         Not Applicable

--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         704,658

--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]

--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         1.1%

--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
                  OO
--------------------------------------------------------------------------------

                                                              AMENDMENT NO. 1 TO
                                                                    SCHEDULE 13G

CUSIP No. 36236E 10 9                                         Page 8 of 21 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Grace S. Cayre Irrevocable Grantor Trust u/a/d 2/23/95,
                    Frieda Cayre, Trustee
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]

                                                              (b)     [X]

--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      704,658
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         704,658
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         Not Applicable

--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         704,658

--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]

--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         1.1%

--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
                  OO
--------------------------------------------------------------------------------

                                                              AMENDMENT NO. 1 TO
                                                                    SCHEDULE 13G

CUSIP No. 36236E 10 9                                         Page 9 of 21 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  The Stanley and Frieda Cayre Foundation Inc.

--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]

                                                              (b)     [X]

--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      78,000
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         78,000
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         Not Applicable

--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         78,000

--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]

--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.1%

--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
                  CO
--------------------------------------------------------------------------------

ITEM 1(A). NAME OF ISSUER:

           GT Interactive Software Corp.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           16 East 40th Street, New York, NY 10016

ITEM 2(A). NAME OF PERSON FILING:

         Stanley Cayre
         Stanley Cayre Grantor Retained Annuity Trust u/a/d 12/12/95, Frieda Cayre, Trustee
         Jack S. Cayre Irrevocable Grantor Trust u/a/d 2/23/95, Frieda Cayre, Trustee
         Amin Cayre  Irrevocable  Grantor  Trust u/a/d  2/23/95,  Frieda  Cayre,
         Trustee
         David Cayre Irrevocable Grantor Trust u/a/d 2/23/95, Frieda Cayre, Trustee
         Robert Cayre Irrevocable Grantor Trust u/a/d 2/23/95, Frieda Cayre, Trustee
         Grace S. Cayre Irrevocable Grantor Trust u/a/d 2/23/95, Frieda Cayre, Trustee
         The Stanley and Frieda Cayre Foundation Inc.


ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

         The principal business office of each of Stanley Cayre, Stanley Cayre Grantor Retained Annuity Trust, Jack S. Cayre Irrevocable Grantor Trust, Amin Cayre Irrevocable Grantor Trust, David Cayre Irrevocable Grantor Trust, Robert Cayre Irrevocable Grantor Trust, Grace S. Cayre Irrevocable Grantor Trust and The Stanley and Frieda Cayre Foundation Inc. is 16 East 40th Street, New York, NY 10016.

ITEM 2(C). CITIZENSHIP:

           Stanley Cayre: United States of America

           Stanley Cayre Grantor Retained  Annuity Trust u/a/d 12/12/95,
             Frieda Cayre, Trustee:  New York

           Jack S. Cayre Irrevocable Grantor Trust u/a/d 2/23/95,
             Frieda Cayre, Trustee: New York

           Amin Cayre Irrevocable Grantor Trust u/a/d 2/23/95,
             Frieda Cayre, Trustee: New York

           David Cayre Irrevocable Grantor Trust u/a/d 2/23/95,
             Frieda Cayre, Trustee: New York

           Robert Cayre Irrevocable Grantor Trust u/a/d 2/23/95,
             Frieda Cayre, Trustee: New York

           Grace S. Cayre Irrevocable Grantor Trust u/a/d 2/23/95,
             Frieda Cayre, Trustee: New York

           The Stanley and Frieda Cayre  Foundation Inc.:  Delaware

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

           Common Stock, $.01 par value (the "Common Stock")

ITEM 2(E). CUSIP NUMBER:

           36236E 10 9


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

           Not applicable

ITEM 4. OWNERSHIP.

Stanley Cayre:

           (a)  Amount beneficially owned: 3,775,595 shares
           (b)  percent of class:  5.7%
           (c)  Number of shares as to which such person has:
               (i)   Sole power to vote or to direct the vote 3,775,595
               (ii)  Shared power to vote or to direct the vote Not Applicable
               (iii) Sole power to dispose or to direct the disposition of
                     3,775,595
               (iv) Shared power to dispose or to direct the disposition of Not Applicable

Stanley Cayre Grantor Retained Annuity Trust u/a/d 12/12/95,
  Frieda Cayre, Trustee:

           (a) Amount beneficially owned: 114,658 shares
           (b) percent of class: 0.2%
           (c) Number of shares as to which such person  has:
              (i)   Sole power to vote or to direct the vote  114,658
              (ii)  Shared  power to vote or to direct the vote Not Applicable
              (iii) Sole power to dispose or to direct the disposition of
                    114,658
              (iv) Shared power to dispose or to direct the disposition of Not Applicable

Jack S. Cayre Irrevocable Grantor Trust u/a/d 2/23/95, Frieda Cayre, Trustee:

           (a) Amount beneficially owned: 1,434,848 shares
           (b) percent of class: 2.2%
           (c) Number of shares as to which such person has:
              (i)   Sole power to vote or to direct the vote 1,434,848
              (ii)  Shared power to vote or to direct the vote Not Applicable
              (iii) Sole power to dispose or to direct the disposition of
                    1,434,848
              (iv) Shared power to dispose or to direct the disposition of Not Applicable

Amin Cayre Irrevocable Grantor Trust u/a/d 2/23/95, Frieda Cayre, Trustee:

           (a) Amount beneficially owned: 1,426,848 shares

           (b) percent of class: 2.2%
           (c) Number of shares as to which such person has:
              (i)   Sole power to vote or to direct the vote 1,426,848
              (ii)  Shared power to vote or to direct the vote Not Applicable
              (iii) Sole power to dispose or to direct the disposition of
                    1,426,848
              (iv) Shared power to dispose or to direct the disposition of Not Applicable

David Cayre Irrevocable Grantor Trust u/a/d 2/23/95, Frieda Cayre, Trustee:

           (a) Amount beneficially owned: 704,658 shares
           (b) percent of class: 1.1%
           (c) Number of shares as to which such person  has:
               (i)   Sole power to vote or to direct the vote 704,658
               (ii)  Shared  power to vote or to direct the vote Not  Applicable
               (iii) Sole power to  dispose  or to direct  the  disposition  of
                     704,658
               (iv) Shared power to dispose or to direct the disposition of Not Applicable

Robert Cayre Irrevocable Grantor Trust u/a/d 2/23/95, Frieda Cayre, Trustee:

           (a) Amount beneficially owned: 704,658 shares
           (b) percent of class: 1.1%
           (c) Number of shares as to which such person has:
               (i)    Sole power to vote or to direct the vote 704,658
               (ii)   Shared power to vote or to direct the vote Not Applicable
               (iii)  Sole power to  dispose  or to direct  the  disposition  of
                      704,658
               (iv) Shared power to dispose or to direct the disposition of Not Applicable

Grace S. Cayre Irrevocable Grantor Trust u/a/d 2/23/95, Frieda Cayre, Trustee:

           (a) Amount beneficially owned: 704,658 shares
           (b) percent of class: 1.1%
           (c) Number of shares as to which such person has:
               (i)    Sole power to vote or to direct the vote 704,658
               (ii)   Shared power to vote or to direct the vote Not Applicable
               (iii)  Sole power to  dispose  or to direct  the  disposition  of
                      704,658
               (iv) Shared power to dispose or to direct the disposition of Not Applicable

The Stanley and Frieda Cayre Foundation Inc.:

           (a) Amount beneficially owned: 78,000 shares
           (b) percent of class: 0.1%
           (c) Number of shares as to which such person has:
               (i)    Sole power to vote or to direct the vote 78,000
               (ii)   Shared power to vote or to direct the vote Not Applicable
               (iii)  Sole power to  dispose  or to direct  the  disposition  of
                      78,000
               (iv) Shared power to dispose or to direct the disposition of Not Applicable

         Stanley Cayre is the beneficiary of the reporting Grantor Retained Annuity Trust (the "GRAT"). The beneficiaries of the reporting Irrevocable Grantor Trusts (together with the GRAT, the "Trusts") are children of Stanley and Frieda Cayre. Frieda Cayre, the wife of Stanley Cayre, is the trustee of the Trusts. The Stanley and Frieda Cayre Foundation Inc. (the "Foundation") is a charitable foundation whose sole trustees are Stanley and Frieda Cayre. The filing of this Schedule 13G shall not be construed as an admission that Stanley Cayre is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or otherwise, the beneficial owner of any of the Common Stock held by the Irrevocable Grantor Trusts or the Foundation.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not  applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         See Exhibit 1, Agreement of joint filing pursuant to Rule 13d(1)-f promulgated under the Securities Exchange Act of 1934.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable

ITEM 10. CERTIFICATION.

         Not applicable

                                    SIGNATURE

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February 28, 1997

                                                   /s/ STANLEY CAYRE
                                            ------------------------------------
                                                     Stanley Cayre

                                    SIGNATURE

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February  28, 1997


                                   Stanley Cayre Grantor Retained Annuity Trust
                                       u/a/d 12/12/95, Frieda Cayre, Trustee

                                             By: /s/ FRIEDA CAYRE
                                                --------------------------
                                                     Frieda Cayre
                                             Title:  Trustee

                                    SIGNATURE

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February  28, 1997





                                   Jack S. Cayre Irrevocable Grantor Trust u/a/d
                                           2/23/95, Frieda Cayre, Trustee

                                             By: /s/ FRIEDA CAYRE
                                                --------------------------
                                                     Frieda Cayre
                                             Title:  Trustee

                                    SIGNATURE

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February  28, 1997





                                      Amin Cayre Irrevocable Grantor Trust u/a/d
                                             2/23/95, Frieda Cayre, Trustee

                                             By: /s/ FRIEDA CAYRE
                                                --------------------------
                                                     Frieda Cayre
                                             Title:  Trustee

                                    SIGNATURE

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February  28, 1997





                                    David Cayre Irrevocable Grantor Trust u/a/d
                                           2/23/95, Frieda Cayre, Trustee

                                             By: /s/ FRIEDA CAYRE
                                                --------------------------
                                                     Frieda Cayre
                                             Title:  Trustee

                                   SIGNATURE

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February  28, 1997





                                   Robert Cayre Irrevocable Grantor Trust u/a/d
                                          2/23/95, Frieda Cayre, Trustee

                                             By: /s/ FRIEDA CAYRE
                                                --------------------------
                                                     Frieda Cayre
                                             Title:  Trustee

                                    SIGNATURE

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February  28, 1997





                                  Grace S. Cayre Irrevocable Grantor Trust u/a/d
                                           2/23/95, Frieda Cayre, Trustee

                                             By: /s/ FRIEDA CAYRE
                                                --------------------------
                                                     Frieda Cayre
                                             Title:  Trustee

                                    SIGNATURE

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February  28, 1997





                                  The Stanely and Frieda Cayre Foundation Inc.

                                             By: /s/ FRIEDA CAYRE
                                                --------------------------
                                                     Frieda Cayre
                                             Title:  Trustee

                                    EXHIBIT 1

                            AGREEMENT OF JOINT FILING

         Pursuant to Rule 13d-1(f) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned persons hereby agree to file with the Securities and Exchange Commission the Statement on Schedule 13G (the "Statement") to which this Agreement is attached as an exhibit, and agree that such Statement, as so filed, is filed on behalf of each of them.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of February 28, 1997.

                                        /s/ STANLEY CAYRE
                                        --------------------------
                                            Stanley Cayre


                                Stanley Cayre Grantor Retained Annuity
                                  Trust u/a/d 12/12/95, Frieda Cayre, Trustee

                                        By: /s/ FRIEDA CAYRE
                                           --------------------------
                                                Frieda Cayre
                                        Title:  Trustee


                                Jack S. Cayre Irrevocable Grantor Trust
                                  u/a/d 2/23/95, Frieda Cayre, Trustee

                                        By: /s/ FRIEDA CAYRE
                                           --------------------------
                                                Frieda Cayre
                                        Title:  Trustee

                                Amin Cayre Irrevocable Grantor Trust
                                  u/a/d 2/23/95, Frieda Cayre, Trustee

                                        By: /s/ FRIEDA CAYRE
                                           --------------------------
                                                Frieda Cayre
                                        Title:  Trustee

                                David Cayre Irrevocable Grantor Trust
                                  u/a/d 2/23/95, Frieda Cayre, Trustee

                                        By: /s/ FRIEDA CAYRE
                                           --------------------------
                                                Frieda Cayre
                                        Title:  Trustee


                               Exhibit 1 - page 1

                                       Robert Cayre Irrevocable Grantor Trust
                                          u/a/d 2/23/95, Frieda Cayre, Trustee

                                             By: /s/ FRIEDA CAYRE
                                                --------------------------
                                                     Frieda Cayre
                                             Title:  Trustee

                                       Grace S. Cayre Irrevocable Grantor Trust
                                          u/a/d 2/23/95, Frieda Cayre, Trustee

                                             By: /s/ FRIEDA CAYRE
                                                --------------------------
                                                     Frieda Cayre
                                             Title:  Trustee

                                       The Stanley and Frieda Cayre
                                         Foundation Inc.

                                             By: /s/ FRIEDA CAYRE
                                                --------------------------
                                                     Frieda Cayre
                                             Title:  Trustee


                               Exhibit 1 - page 2